Exhibit 21

Subsidiaries of OTG Software, Inc.

OTG Sales, Inc.
Incorporated under the laws of the State of Delaware

OTG E-Mail Corp.
Incorporated under the laws of the State of Delaware

Smart Storage, Inc.
Incorporated under the laws of the State of Delaware

OTG Software, KK
Incorporated under the laws of Japan

Smart Storage Archivierungssysteme GmbH
Incorporated under the laws of Germany

OTG Software (Canada) Corp.
Incorporated under the laws of Canada

OTG Enterprises, Inc.
Incorporated under the laws of the State of Nevada

OTG Software Ltd.
Incorporated under the laws of the United Kingdom

Smart Storage Global Ltd.
Incorporated under the laws of the British Virgin Islands

Smart Storage Private Limited
Incorporated under the laws of India